EXHIBIT 10.8                   LICENSE AGREEMENT

AGREEMENT effective on the date of the last signature hereon, by and between YALE UNIVERSITY, a corporation organized and existing under and by virtue of a charter granted by the general assembly of the Colony and State of Connecticut and located in New Haven, Connecticut ("YALE"), and Oncorx, Inc. a corporation organized and existing under the laws of the State of Delaware, and with principal offices located in New Haven, Connecticut ("LICENSEE").

                              W I T N E S S E T H:

WHEREAS, in the course of research conducted under YALE auspices, Dr. John Pawelek of the Department of Dermatology, Dr. David Bermudes of the Department of Internal Medicine and Dr. K Brooks Low of the Department of Therapeutic Radiology, all of the Yale Medical School (the "INVENTORS"), have produced an invention entitled "Novel Vectors for Gene Delivery and Therapy" (OCR 722) and "Specific Vectors in Gene Delivery to HIV+ Cells" (OCR 721) and "Vectors for the Diagnosis and Treatment of Solid Tumors Including Melanoma," US Patent Application no. 08/486,422 (the "INVENTION"); and

WHEREAS, pursuant to an assignment by the INVENTORS to YALE of all their right, title and interest in and to the INVENTION and any patents resulting therefrom, YALE is the owner of the INVENTION, subject to rights reserved by the U.S. government; and

WHEREAS, LICENSEE wishes to obtain a license to the INVENTION and any patents resulting therefrom, and YALE is willing to grant such a license to LICENSEE subject to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the mutual covenants herein contained the parties agree as follows:

                              ARTICLE I DEFINITIONS

As used in this Agreement, the following terms shall be defined as set forth below:

1.1 The "INVENTION" shall mean the invention described in OCR (721 and 722), copies of which are attached hereto and is incorporated herein by reference, and in US Patent Application no. 08/486,422 entitled "Vectors for the Diagnosis and Treatment of Solid Tumors Including Melanoma."

1.2 "LICENSED PATENTS" shall mean any United States or foreign patent applications and patent(s) owned, in whole or in part, by YALE during the term of this Agreement and covering or in respect to the Invention; together with any continuations, continuations-in-part, divisional or substitute patents, any reissues or re-examinations of any such applications or patents, and any extension of any such patents.

1.3 "LICENSED PRODUCTS" shall mean any products which result from the manufacture, production or use of a claim of the LICENSED PATENTS, wherever sold.

1.4 "NET SALES" shall mean gross sales of the LICENSED PRODUCTS invoiced by LICENSEE less delivery or shipping costs and less credits or allowances, if any, on account of rejections or returns of LICENSED PRODUCTS previously sold. LICENSED PRODUCTS shall be deemed to have been sold when delivered or shipped, invoiced, or when paid for, whichever is earliest. In the event that

LICENSEE shall transfer LICENSED PRODUCTS to a company owned or controlled by or affiliated with LICENSEE and such company retransfers the LICENSED PRODUCTS to a third party within one year of its receipt, then the price charged by the affiliated company to third parties, shall be included in LICENSEE's gross sales. If such affiliated company does not retransfer the LICENSED PRODUCTS within one year, then the higher of i) the price charged by LICENSEE to such affiliate company or ii) the average price charged by LICENSEE to third party customers during such year or, in the absence of sales to third party customers, the fair market price for the LICENSED PRODUCTS, shall be included in LICENSEE's gross sales.

1.5 "SUBLICENSE INCOME" shall mean the gross amount received by LICENSEE, directly or indirectly, for or on account of sublicenses of any of the rights granted hereunder, without deduction of any kind, except deductions for taxes in the nature of sales, use or ad valorem and similar taxes, provided however, Sublicense Income shall not in any case include any amounts received by LICENSEE, directly or indirectly, as payments for work which has been performed or which is to be performed by LICENSEE at the specific direction of a SUBLICENSEE, such payments not being creditable against future royalty payments.

1.6 "EARNED ROYALTIES" shall mean royalties paid or payable by LICENSEE to YALE determined with respect to NET SALES and SUBLICENSE INCOME.

1.7 "ROYALTY YEAR" shall mean each twelve month period commencing January 1 and ending December 31 during the term of this Agreement, as defined in Article III, below. For the first year of this Agreement, the ROYALTY YEAR shall be the period of time between the signing of the Agreement and December 31.

1.8 "QUARTER YEAR" shall mean the three month periods ending March 31, June 30, September 30 and December 31 of each Royalty Year.

1.9 "LICENSEE" shall include Oncorx and;

      a) an organization of which fifty percent (50%) or more of the voting stock is controlled or owned directly or indirectly by Oncorx;

      b) an organization which directly or indirectly owns or controls fifty percent (50%) or more of the voting stock of Oncorx;

      c) an organization, the majority ownership of which is directly or indirectly common to the majority ownership of Oncorx.

                           ARTICLE II GRANT OF LICENSE

2.1 YALE hereby grants to LICENSEE, under the LICENSED PATENTS and other intellectual property rights of YALE, subject to all the terms and conditions of this Agreement, a non-transferable worldwide exclusive license for the term defined by ARTICLE III to make, have made, use, sell and practice the INVENTION, subject to rights required to be granted to the U.S. Government.

2.2 LICENSEE shall have the right to sublicense the rights granted hereunder to third parties (but not to affiliates of LICENSEE), provided that any such sublicense shall provide for payment of SUBLICENSE INCOME by SUBLICENSEE based on sales by SUBLICENSEE. All sublicenses hereunder granted by LICENSEE shall be coterminable with this Agreement to the extent YALE's rights in the LICENSED PATENTS are involved.

2.3 YALE shall retain the right to make, use and practice the Invention for its own non-commercial purposes.

                           ARTICLE III TERM OF LICENSE

The term of the LICENSE granted hereunder shall commence upon the signing hereof and shall continue for the life of any applicable patents, and any license granted hereunder shall expire on a country by country basis when the last to expire patent in such country expires.

                              ARTICLE IV ROYALTIES

As consideration for the rights granted hereunder, LICENSEE shall make the following royalty payments to YALE:

4.1 a. LICENSEE shall pay to YALE an initial fixed royalty of One Hundred Thousand U.S. Dollars ($100,000) eighteen months after the execution of this Agreement. Such payment shall be separate from and not credited against any EARNED ROYALTIES.

      b. Milestone Payments: For each disease indication (note cancer is considered a single disease in this instance) for which product approval is sought from the United States Food and Drug Administration (the "FDA") for a LICENSED PRODUCT, LICENSEE shall additionally make benchmark payments to YALE as follows:

            1. Two Hundred Fifty Thousand Dollars ($250,000) upon the completion of phase II clinical trials;

            2. Two Hundred Fifty Thousand Dollars ($250,000) upon the filing of a new drug application (`NDA") or foreign registration filing; and:

            3. Five Hundred Thousand Dollars ($500,000) upon the approval by the FDA of an NDA or foreign registration approval for such LICENSED PRODUCT.

Any payment referred to in paragraphs (1) through (3) shall not become due and payable, even after the occurrence of the event described in such paragraph, until at least one valid claim under the LICENSED PATENTS has issued in the United States with respect to such LICENSED PRODUCT. All payments withheld pending the issuance of such claim shall be paid promptly upon such issuance. The payments referred to in (1) and (2) shall be separate from and not credited against any EARNED ROYALTIES, however, the payment referred to in (3) shall be credited against royalties due, pursuant to this Agreement.

4.2 In addition, LICENSEE shall pay to YALE EARNED ROYALTIES of NET SALES of LICENSED PRODUCTS, the selling of which would, in the absence of this Agreement, infringe a valid claim in the LICENSED PATENTS of seven percent (7%) of NET SALES; and fifty percent (50%) of SUBLICENSE INCOME.

4.3 EARNED ROYALTIES shall be payable by LICENSEE during the period that any LICENSED PATENT remains pending or effective in any applicable country. In the event that a LICENSED PATENT lapses or if all of its claims are finally declared invalid by a non-appealable decision of a court of competent jurisdiction through no fault or cause of LICENSEE, the obligation to pay royalties for that patent shall terminate but this Agreement shall remain in effect as to the remaining LICENSED PATENTS or claims thereunder.

4.4 During the term of this Agreement, LICENSEE agrees to pay YALE annual Minimum Royalty Payments, starting at the time of first product sales, in the amount of Fifty Thousand Dollars ($50,000) per Royalty Year.

4.5 Notwithstanding anything else in this Agreement in the event that the manufacture, sale or commercialization of a LICENSED PRODUCT requires LICENSEE'S obtaining rights to or under any third party patents or patent applications, then the royalty rates set forth in this Article IV shall be reduced by an amount equal to the LICENSEEE's payments to any such third party provided that in no event shall the royalties to be paid under this Article IV be reduced to less than 50% of what they would have been in the absence of the section 4.5.

                          ARTICLE V RESEARCH AGREEMENT

5.1 Within ninety (90) days of the signing of this Agreement, LICENSEE agrees to enter into an Agreement with YALE UNIVERSITY to extend the term of the Extension Agreement dated July 1, 1992 between Melarx Pharmaceuticals Inc. (now known as Oncorx Inc.) and YALE UNIVERSITY, for an additional five (5) years, under terms and conditions substantially the same as in the Extension Agreement.

                         ARTICLE VI PAYMENTS AND REPORT

6.1 Within thirty (30) days after the end of each QUARTER YEAR, LICENSEE shall furnish to YALE a written report setting forth the NET SALES and the EARNED ROYALTIES payable thereon, accompanied by full payment of such EARNED ROYALTIES.

6.2 The reports required by this Article VI shall be certified by an officer of LICENSEE to be correct to the best of LICENSEE's knowledge and information. Each report shall be accompanied by LICENSEE's payment of the full amount due, less any taxes required by a governmental agency to be withheld therefrom; provided, however, that YALE shall have the right to contest any such taxes and LICENSEE shall provide reasonable assistance with respect thereto. All royalties shall be paid to YALE in U.S. dollars, and in full. In the event that conversion from foreign currency is required in calculating a royalty payment hereunder, the exchange rate used shall be the rate in effect at the end of the last business day of the month just prior to the date payment is required to be made hereunder as published in the Wall Street Journal.

6.3 If this Agreement should be terminated at any time other than at the end of a QUARTER YEAR or ROYALTY YEAR, the last report and payment shall be made within sixty (60) days after the effective date of such termination, and shall include any EARNED ROYALTIES prorated to the date of termination. If the amount of LICENSEE's or any SUBLICENSEE's existing inventory of LICENSED PRODUCTS which had been manufactured but not sold up to the date of termination exceeds a thirty (30) day supply, LICENSEE shall provide YALE with a report setting forth the amount of such inventory at the date of termination, and may elect to continue to render QUARTER YEAR reports on the sales of such existing inventory and to make payments as though the Agreement were still in effect; provided, however, that in any event, LICENSEE shall complete payment of EARNED ROYALTIES thereon within one year from the effective date of termination.

                          ARTICLE VII BOOKS AND RECORDS

LICENSEE and its sublicensees shall keep and maintain complete and accurate records and books of account in sufficient detail and form so as to enable verification of Earned Royalties payable by LICENSEE hereunder. Such records and books of account shall be maintained for a period of no less than three (3) years following the HALF YEAR to which they pertain. LICENSEE shall permit such records and books of account to be examined by YALE or YALE's duly appointed agent, to the extent necessary for Yale to verify the amount of royalties payable. Such examination shall be at YALE's expense, during normal business hours, and upon ten (10) days' prior written notice to LICENSEE.

                         ARTICLE VIII PATENT PROTECTION

8.1 It is understood as that of the date hereof no patent protection exists in the United States or any foreign country but only the potential to realize the same.

8.2 LICENSEE shall be responsible for all costs of prosecution and maintenance of all U.S. patents and patent applications covering the INVENTION incurred after the date of this Agreement, including without limitation attorney's fees, taxes, annuities, working fees, maintenance fees, and renewal and extension charges, and shall, at YALE's option, either punctually pay such costs directly or punctually reimburse YALE for such costs. Any and all such U.S. patent applications and patents resulting therefrom shall remain the property of YALE.

8.3 LICENSEE at LICENSEE's expense, shall prepare and file United States patent applications and foreign patent applications covering the INVENTION in such foreign countries as are determined by LICENSEE and agreed to by YALE. Any and all such foreign patent applications and patents resulting therefrom shall remain the property of YALE. LICENSEE shall be responsible for all costs of prosecution and maintenance of all such foreign patents and patent applications, including without limitation attorney's fees, taxes, annuities, working fees, maintenance fees, and renewal and extension charges, and shall punctually pay all such costs directly on behalf of both parties. If LICENSEE does not agree to bear the expenses of filing patent applications or continuing prosecution in any foreign countries in which YALE wishes to obtain or maintain patent protection, then YALE may file and/or prosecute such application at its own expense, and YALE may terminate LICENSEE's license to the LICENSED PATENTS in such foreign country or countries.

8.4 All U.S. and foreign patent applications relating to the INVENTION shall be prepared, prosecuted, filed and maintained by independent patent counsel chosen and engaged by LICENSEE and approved by YALE. For U.S. patent applications, LICENSEE shall retain substantive control of and responsibility for direct prosecution, however no modifications to the original patent applications may be made without written approval by YALE. For foreign patent applications, LICENSEE shall have substantive control of and responsibility for direct prosecution. In any case, YALE and LICENSEE shall instruct patent counsel to keep both YALE and LICENSEE fully informed of the progress of all U.S. and foreign patent applications and patents, and to give the party that is not directing prosecution reasonable opportunity to comment on the type and scope of useful claims and the nature of supporting disclosure. YALE will not finally abandon any patent application for which LICENSEE is bearing expenses, nor will it abandon the patent application referred to on the first page, above, without LICENSEE's consent. The party directing prosecution shall have no liability to the other party for damages, whether direct, indirect, incidental, consequential or otherwise, allegedly arising from its good faith decisions, actions and omissions in connection with such prosecution.

8.5 LICENSEE shall apply, and shall require sublicensees to apply, the patent marking notices required by the law of any country where LICENSED PRODUCTS are made, sold or used, to the extent feasible and practical, and in accordance with the applicable patent laws of that country.

                  ARTICLE IX DUE DILIGENCE IN COMMERCIALIZATION

LICENSEE shall conduct research, development, manufacturing or sublicense programs, as appropriate, directed toward expeditious commercialization of technology based on the Invention, and make annual reports to YALE of progress in these programs. If in YALE's reasonable judgment taking into account the normal course of such programs conducted with sound and reasonable business practices, LICENSEE has failed to conduct such programs for any period of six months after the Effective Date, YALE may request a plan from LICENSEE indicating its schedule for reinstituting such a program. If LICENSEE fails to provide a satisfactory plan to YALE within thirty (30) days, YALE shall have the right to terminate this Agreement. YALE shall have the right to terminate this Agreement after six (6) years from the Effective Date if LICENSEE has not filed an IND for a product with the FDA, either directly or through a sublicensee.

                      ARTICLE X INFRINGEMENT AND LITIGATION

10.1 LICENSEE shall have the sole obligation to defend the LICENSED PATENTS against infringement or interference by other parties in any country in which a LICENSED PATENT is in effect hereunder, including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or interference. LICENSEE may settle any such actions solely at its own expense and through counsel of its selection; provided, however, that YALE shall be entitled in each instance to participate through counsel of its selection and at its own expense. YALE shall have no obligation or responsibility with respect to any such actions unless legally required to participate, except to provide reasonable assistance to LICENSEE as requested, and LICENSEE shall reimburse YALE for YALE's out-of-pocket expenses in connection with any such requested assistance LICENSEE shall bear the expenses of such actions and shall obtain all benefits in the recoveries, if any, whether by judgment, award, decree or settlement, the excess of such recoveries over such expenses shall be included in LICENSEE's NET SALES. In the event LICENSEE fails to initiate and pursue or participate in such legal action, YALE shall have the right to initiate legal action to uphold the LICENSED PATENTS against third parties in any country in which a LICENSED PATENT is in effect. LICENSEE shall have no legal or contractual obligation to YALE for its failure to initiate or participate in any such legal action, except that YALE may terminate in such a country any then existing exclusive license granted to LICENSEE hereunder.

10.2 Each party shall promptly notify the other in writing in the event that a third party shall bring a claim of infringement against YALE or LICENSEE, either in the United States or in any foreign country in which there is a LICENSED PATENT. If the alleged infringement is so substantial as to threaten the competitive position of LICENSEE and/or LICENSEE is temporarily enjoined from exercise of its license hereunder, and if YALE elects not to defend against such claim and not to obtain a license to permit LICENSEE to exercise its license free of such claim, then LICENSEE may in its own name and at its sole expense defend such claim and may compromise, settle or otherwise pursue such defense in such a manner and on such terms as LICENSEE shall see fit. YALE, at its own expense and through counsel of its selection may become a party to such defense and/or settlement and compromise. In any event, YALE shall have the right to defend, at its own expense, any such third party claim or action and to settle or compromise the same in such manner as its shall see fit. LICENSEE may participate in such litigation or claim on its behalf at its own expense.

10.3 In the event LICENSEE is permanently enjoined from exercising its license rights granted hereunder pursuant to an infringement action brought by a third party, or if both LICENSEE and YALE elect not to undertake the defense or settlement of such a claim of alleged infringement for a period of six months from notice of such claim or suit, then LICENSEE shall have the right to terminate this Agreement with respect to the infringing patent claims following thirty (30) days' written notice to YALE and in accordance with the terms of
Article XII hereof.

                          ARTICLE XI USE OF YALE'S NAME

LICENSEE shall not use the name "Yale" or "Yale University" for any purpose without prior written consent obtained from YALE in each instance.

                             ARTICLE XII TERMINATION

12.1 YALE may terminate this Agreement following thirty (30) days written notice to LICENSEE in the event LICENSEE:

      (i) fails to make, within the sixty (60) day period set by the notice, any payment which is due and payable pursuant to this Agreement and the Research Agreement (Article V), and has been in arrears for more than one (1) month; or

      (ii) commits a material breach of any other obligation of this Agreement which is not cured (if capable of being cured) within the thirty (30) day period set by the notice; or

      (iii) becomes insolvent or a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for ninety
(90) days; or makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE, and LICENSEE does not return to solvency before the expiration of said thirty (30) day period set by the notice; or

      (iv) fails to exercise due diligence in bringing the LICENSED PRODUCTS to market in accordance with Article IX; or

      (v) fails to enter into a Research Agreement as specified in Article V.

12.2 LICENSEE shall be entitled to terminate this Agreement upon thirty (30) days advance written notice to YALE, in the event of YALE's material breach of any of the provisions of this Agreement, which breach is not cured (if capable of being cured) within the thirty (30) day period set by the notice, or if the conditions of Section 10.3 apply.

12.3 Upon termination of this Agreement and except as otherwise expressly provided herein, all licenses granted to LICENSEE under the terms of this Agreement and, at YALE's option, any sublicenses granted by LICENSEE, shall terminate and LICENSEE must return to YALE all materials containing the INVENTION; provided, however, that LICENSEE and its SUBLICENSEES shall have the right for one year thereafter to dispose of all LICENSED PRODUCTS then in its inventory, and shall pay EARNED ROYALTIES thereon, in accordance with the provisions of Article IV, as though this Agreement had not terminated.

12.4 Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE's obligation to pay all EARNED ROYALTIES specified by Article IV.

12.5 The rights provided in this Article XII shall be in addition and without prejudice to any other rights which the parties may have with respect to any breach or violations of the provisions of this Agreement.

12.6 Waiver by either party of a single default or breach or of a succession of defaults or breaches shall not deprive such party of any right to terminate this Agreement pursuant to the terms hereof upon the occasion of any subsequent default or breach.

             ARTICLE XIII NO WARRANTIES; INDEMNIFICATION; INSURANCE

13.1 Yale makes no representations or warranties that any LICENSED PATENT is valid, or that the manufacture, use, sale or other disposal of the LICENSED PRODUCTS does not infringe upon any patent or other rights not vested in YALE.

13.2 YALE DISCLAIMS ALL WARRANTIES WHATSOEVER, WITH RESPECT TO THE LICENSED PATENTS, THE INVENTION, AND THE LICENSED PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO THE MERCHANTABILITY OR FITNESS OF THE LICENSED PRODUCTS FOR A PARTICULAR PURPOSE and LICENSEE shall make no statements, representations or warranties whatsoever to any third parties which are inconsistent with such disclaimer by YALE.

13.3 With the exception of infringement claims or actions covered by ARTICLE X, LICENSEE shall defend, indemnify and hold harmless YALE, its fellows, officers, employees, and agents, from and against any and all claims, demands, damages, losses and expenses of any nature (including attorney's fees), including, but not limited to death, personal injury, illness, property damage or products liability arising from or in connection with any of the following:

      (i) the use by LICENSEE of any method or process related to the LICENSED PATENTS; or

      (ii) any use, sale or other disposition on any of the LICENSED PRODUCTS by LICENSEE and/or other transferees or any statement, representation or warranty of LICENSEE or other transferees with respect thereto; or

      (iii) the use of the LICENSED PRODUCTS by any person.

YALE shall reasonably cooperate with LICENSEE in defending any such claim. YALE shall be entitled to receive information regarding the status of any such matter and shall be entitled to retain counsel on its own behalf and at its sole expense, in addition to counsel retained by LICENSEE to defend YALE, if YALE is named party and if YALE is not satisfied with the defense provided by LICENSEE for any reason.

13.4 LICENSEE shall purchase and maintain in effect or shall require its sublicensees to purchase and maintain in effect a policy of products liability insurance covering all claims with respect to any

LICENSED PRODUCTS manufactured or sold within the term of any license granted hereunder, which policy shall i) be in such form and amount of coverage and written by such company as YALE shall approve, ii) provide that such policy is primary and not excess or contributory with regard to other insurance YALE may have, iii) provide at least 30 days notice to YALE of cancellation, and iv) include YALE and YALE's directors, officers and employees, as additional named insureds. LICENSEE shall furnish a certificate of such insurance to YALE on or before the date of first sale or use of any LICENSED PRODUCTS.

                               ARTICLE XIV NOTICES

Any notice required by this Agreement shall be sent by Registered or Certified U.S. Mail, or by telex or cable and shall be deemed delivered if sent to the following addresses of the respective parties or such other address as is furnished by proper notice to the other party:

FOR YALE:                                        FOR LICENSEE:

Yale University                                  Oncorx Inc.

Dr. Robert K. Bickerton, Director                John Spears, President and CEO
Office of Cooperative Research                   Oncorx Inc.
246 Church St., Ste 401                          Four Science Park New
Haven, CT 06510                                  New Haven, CT 06511

                         ARTICLE XV LAWS AND REGULATIONS

LICENSEE shall comply with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the LICENSED PRODUCTS. In particular, LICENSEE shall be responsible for assuring compliance with all U.S. export laws and regulations applicable to this license and LICENSEE's activities hereunder.

                            ARTICLE XVI MISCELLANEOUS

16.1 Any delays in or failure by either party in performance of any obligations hereunder shall be excused if and to the extent caused by such occurrences beyond such party's reasonable control, including but not limited to such occurrences as acts of God, strikes or other labor disturbances, war, and other causes which cannot reasonably be controlled by the party who failed to perform.

16.2 This Agreement may not be amended except by written agreement signed by both of the parties, and shall not be assigned by LICENSEE except upon the advance written consent of YALE. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and all prior representations and understandings are merged into and superseded hereby.

16.3 This Agreement shall be governed by and in accordance with the laws of the state of Connecticut except where the federal laws of the United States are applicable and have precedence.

16.4 The provisions of this Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid, or unenforceable, such shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized representatives.

YALE UNIVERSITY                             ONCORX INC.


By: /s/ Janet Ackerman                      By: /s/ John Spears
   ------------------------                    ---------------------------------

Its: Associate V.P. for Finance             Its: President

Date: 12/15/1995                            Date: 11/28/1995
     ----------------------                      -------------------------------

YALE UNIVERSITY                                                      OCR NO. 721
Office of Cooperative Research
246 Church St., Suite 401
432-7240 FAX 432-7245

                              INVENTION DISCLOSURE

1) Title of Invention.

Specific Vectors in Gene Delivery to HIV+ Cells.

2)  Name(s) and Title(s) of Inventor(s).


David Bermudes, Ph.D.                K. Brooks Low, Ph.D.                   John M. Pawelek, Ph.D.
Associate Research Scientist         Professor (Adjunct) Research           Senior Research Scientist
Internal Medicine                    Therapeutic Radiology                  Dermatology

3) Sponsorship. During the time the invention was made, identify all sources of funds for all inventors including salaries, materials and equipment. (Check all appropriate boxes.)

Government           Industry            Foundation         University
|_|                  |X|                 |_|                |_|

   a) Name of Sponsor: OncoRx, Inc.

   b) Contract or Grant Number(s): None

   c) Project Title: Vectors for the Diagnosis and Treatment of Human Melanoma and Other Cancers.

   d) Principal Investigator: John M. Pawelek

4) Description of the Invention:

This invention focuses on the design of vectors for specific delivery of genes to human immunodeficiency virus (HIV)-infected cells. We have recently demonstrated that certain bacterial and protozoan organisms, e.g. Salmonella typhymurium, Leishmania amazonensis, and Mycobacterium avium exhibit invasion preference for human melanoma or colon carcinoma cells over normal human melanocytes and colon epithelium in culture. Further, mutants of Salmonella typhymurium were isolated showing enhanced specificity for melanoma and colon carcinoma cells over that already shown by the wild type parental strain. One such superinfective, tumor-specific mutant was further transfected with a Herpes simplex thymidine kinase gene that was able to convert the non-toxic prodrug, ganciclovir, to its toxic phosphorylated form when the Salmonella was infected into melanoma tumors, thus reducing the size of the tumors. The current invention uses similar technology to isolate mutants of Salmonella typhimurium or other suitable vectors that show specific invasion preference for HIV+ cells. Once isolated, such mutants are subjected to further genetic modifications to express and secrete suicide gene products into the cytoplasm of the HIV+ cells. Targets for the suicide gene products include both the HIV-infected cells and/or the AIDS virus itself.

5) Discussion of Novelty of Invention. Discuss the novel or unusual features of the invention telling how it differs from present technology; what advantages does it have over existing technology?

      To our knowledge, no such therapy for HIV infection is available.

6) Uses of Invention. Describe as many applications/uses of the invention as you can envision.

      Anti-AIDS therapy.

7) Future Research Needed to Develop the Invention. Discuss any disadvantage or limitations of the invention that might be eliminated by future research work.

      Invention needs to be tested in AIDS models--culture and animal.

8) Publications.

      a. Public Disclosure. Give the date, Place and circumstances of the first public disclosure, if any has been made. if a talk, poster session or publication of an abstract or paper is planned, give proposed date/place.

      None

      b. Attach any available descriptions, manuscripts, preprints, reprints, etc., relating to invention to this disclosure form.

      See Patent Application on file at OCR entitled VECTORS FOR THE DIAGNOSIS AND TREATMENT OF SOLID TUMORS INCLUDING MELANOMA by Bermudes, Low, Pawelek. Submitted to US Patent Office June 7, 1995.

      c. Laboratory records. Give reference number(s) and physical location.

      None

      d. Was the invention disclosed in a Government grant application which was later approved? If "Yes," please give approval date.

      No

      e. Note any related patents or publications and attach copies (if available) to this disclosure.

      Already on file at OCR--see b.

         None

9) Additional Information. Add information that might be helpful.

10) Interested Companies. List any companies and, if possible, specific persons in that company, that might be interested in the invention.

         Do not know at this point. OncoRx has the right of first refusal.

Signature(s)               Date

/s/ John Pawelek           8/17/1995
---------------------------------------
/s/ David Bermudes         8/17/1995
---------------------------------------
/s/ K. Brooks Low          8/17/1995
---------------------------------------

YALE UNIVERSITY                                                      OCR NO. 722
Office of Cooperative Research
246 Church St., Suite 401
432-7240 FAX 432-7245


                              INVENTION DISCLOSURE


1) Title of Invention.

      Novel Vectors for Gene Delivery and Therapy

2) Name(s) and Title(s) of Inventor(s).

David Bermudes, Ph.D.               K. Brooks Low, Ph.D.                  John M. Pawelek, Ph.D.
Associate Research Scientist        Professor (Adjunct) Research          Senior Research Scientist
Internal Medicine                   Therapeutic Radiology                 Dermatology

3) Sponsorship. During the time the invention was made, identify all sources of funds for all inventors including salaries, materials and equipment. (Check all appropriate boxes.)

Government          Industry            Foundation           University
|_|                 |X|                 |_|                  |_|

      a. Name of Sponsor                OncoRx, Inc.

      b. Contract or Grant Number(s)    None

      c. Project Title                  Vectors for the Diagnosis and
                                        Treatment of Human Melanoma and
                                        Other Cancers.

      d. Principal Investigator         John M. Pawelek

4) Describe the Invention.

This invention focuses on the design of vectors for specific delivery of genes to cells with impairments in gene expression, the goal being to correct such impairments with a functional gene delivered by the vector and integrated into the host chromosome. We have recently demonstrated that certain bacterial and protozoan organisms, e.g. Salmonella typhymurium, Leishmania amazonensis, and Mycobacterium avium exhibit invasion preference for human melanoma or colon carcinoma cells over normal human melanocytes and colon epithelium in culture. More important, mutants of Salmonella typhymurium were isolated showing enhanced specificity for melanoma and colon carcinoma cells over that already shown by the wild type parental strain. One such superinfective, tumor-specific mutant was further transfected with a Herpes simplex thymidine kinase gene that was able to convert the non-toxic prodrug, ganciclovir, to its toxic phosphorylated form when the Salmonella was infected into melanoma tumors, thus reducing the size of the tumors. The current invention uses similar technology to isolate mutants of Salmonella typhimurium or other suitable vectors that show specific invasion preference for cells of specific tissues or organs, for example pancreatic islet cells. Once obtained, such mutants are subjected to further genetic modifications to facilitate the transfer and expression of genes, e.g. for insulin synthesis, to target cells of the pancreas. In this example, transfer of genes for insulin synthesis to pancreatic islet cells deficient in this process could ultimately correct the diabetic symptoms resulting from insulin insufficiency. Other genetic disorders would be approached similarly.

5) Discussion of Novelty of Invention. Discuss the novel or unusual features of the invention telling how it differs from present technology; what advantages does it have over existing technology?

      No such approach for gene therapy has been reported.

6) Uses of Invention. Describe as many applications/uses of the invention as you can envision.

      There are numerous uses for this invention, as there are numerous genetic disorders in humans.

7) Future Research Needed to Develop the Invention. Discuss any disadvantage or limitations of the invention that might be eliminated by future research work.

      The invention needs to be tested in culture and animal models.

8) Publications.

      a. Public Disclosure. Give the date, place and circumstances of the first public disclosure, if any has been made. If a talk, poster session or publication of an abstract or paper is planned, give proposed date/place.

      None

      b. Attach any available descriptions, manuscripts, preprints, reprints, etc., relating to invention to this disclosure form.

      See Patent Application on file at OCR entitled VECTORS FOR THE DIAGNOSIS AND TREATMENT OF SOLID TUMORS INCLUDING MELANOMA by Bermudes, Low, Pawelek. Submitted to US Patent Office June 7, 1995.

      c. Laboratory records. Give reference number(s) and physical location.

      None

      d. Was the invention disclosed in a Government grant application which was later approved? If "Yes," please give approval date.

      No

      e. Note any related patents or publications and attach copies (if available) to this disclosure.

      Already on file at OCR--see b.

9) Additional Information. Add information that might be helpful.

None

10) Interested Companies. List any companies and, if possible, specific persons in that company, that might be interested in the invention.

Do not know at this point. OncoRx has the right of first refusal.

Signature(s)               Date

/s/ John Pawelek           8/17/1995
---------------------------------------
/s/ David Bermudes         8/17/1995
---------------------------------------
/s/ K. Brooks Low          8/17/1995
---------------------------------------